Name of Registrant:
Franklin ETF Trust

File No. 811-22801

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

I. The Board of Trustees of Franklin ETF Trust (the "Trust"), on behalf of Franklin Liberty Short Duration U.S. Government ETF (the "Fund"), a series of the Trust, called a Special Meeting of Shareholders of the Fund (the "Meeting"), and was held at the offices of Franklin Templeton Investments, One Franklin Parkway, San Mateo, California 94403-1906 on October 30, 2017, adjourned on December 15, 2017 and reconvened on December 29, 2017 at 10:00 a.m., Pacific time.

During the Meeting, shareholders of the Fund voted on the following Proposals:

1.To elect a Board of Trustees of the Trust.
2.To approve the use of a "manager of managers" structure whereby the Fund's investment manager would be able to hire and replace subadvisers without shareholder approval.
3.To approve an amended fundamental investment restriction regarding investments in commodities.

The results of the voting at the Special Shareholder Meeting are as follows:

Proposal 1.  The election of Board of Trustees for the Trust:





For	% Voted For	% For of Outstanding Shares
Withhold	% Voted Withhold	% Withhold of Outstanding
Shares
Rohit Bhagat	1,539,425	99.39%	97.68%	9,399	0.61%	0.60%
Jennifer M. Johnson	1,536,153	99.18%	97.47%	12,671	0.82%
0.80%
Anantha Pradeep	1,537,633	99.28%	97.57%	11,191	0.72%	0.71%
Susan R. Thompson	1,536,153	99.18%	97.47%	12,671	0.82%
0.80%


Proposal 2. To approve the use of a "manager of managers" structure.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote	Passed (Y or N)
1,370,271	88.47%	86.95%	6,872	0.44%	1,475	0.10%	170,206	10.99%
Y

Proposal 3. To approve an amended fundamental investment restriction regarding investments in commodities.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote Passed (Y or N)
1,369,017	88.39%	86.87%	8,583	0.55%	1,018	0.07%
170,206	10.99%	Y